Exhibit 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger dated as of June 26, 2009 (“Amendment No. 1”), to the Agreement and Plan of Merger dated as of February 26, 2009 (the “Merger Agreement”), is by and among Sunrise Acquisition Company, LLC, a California limited liability company (“Parent”), Sunrise Merger Company, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Tarrant Apparel Group, a California corporation (the “Company”), Gerard Guez and Todd Kay (the “Guarantors”).

Parent, Merger Sub, the Company, and the Guarantors have agreed to amend the Merger Agreement pursuant to the terms and conditions of this Amendment No. 1.

Accordingly, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows

1. Certain Definitions. Capitalized terms used but not defined herein have the respective meanings assigned to them in the Merger Agreement

2. Amendment to Merger Agreement. The Merger Agreement is hereby amended as set forth in paragraph (a) below. Except as specifically amended hereby, the other terms and conditions in the Merger Agreement shall continue in full force and effect, notwithstanding the execution and delivery of this Amendment No. 1. After the date hereof, any reference to the Merger Agreement shall mean the Merger Agreement as amended by this Amendment No. 1, and as used in the Merger Agreement, the terms “Agreement,” “this Agreement,” “herein,” “hereinafter,” “hereto,” “hereof” and words of similar import shall, unless the context otherwise requires, mean the Merger Agreement as amended by this Amendment No. 1.

(a) The reference to June 30, 2009 set forth in Section 6.1(b) of the Merger Agreement shall be deleted and replaced with the date September 30, 2009.

3. Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

4. Counterparts. This Amendment No. 1 may be executed by facsimile or PDF signature and in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each other party, it being understood that all parties need not sign the same counterpart.

5. No Waiver. This Amendment No. 1 shall not constitute a waiver, consent or release by any party hereto with respect to any provision of the Merger Agreement, a waiver, forbearance or cure of any default, misrepresentation, breach, or material adverse change (or effect) existing on, or arising prior to or subsequent to, the date of this Amendment No. 1, or a waiver or release of any rights, obligations or remedies (all of which are hereby reserved) arising under or in connection with the Merger Agreement or resulting from any act or omission by any party to the Merger Agreement in connection therewith.

(Signatures on Following Page)

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 on the date first above written.

SUNRISE ACQUISITION COMPANY, LLC,
a California limited liability company

By:	/s/ Gerard Guez
Name:	Gerard Guez
Title:	Manager

By:	/s/ Todd Kay
Name:	Todd Kay
Title:	Manager

SUNRISE MERGER COMPANY,
a California corporation

By:	/s/ Gerard Guez
Name:	Gerard Guez
Title:	President

TARRANT APPAREL GROUP,
a California corporation

By:	/s/ Patrick Chow
Name:	Patrick Chow
Title:	Chief Financial Officer, Assistant
Secretary and Vice President

GUARANTORS:

/s/ Gerard Guez
Gerard Guez

/s/ Todd Kay
Todd Kay

2